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                                                                    EXHIBIT 10.1

                        SEPARATION AND RELEASE AGREEMENT

         THIS SEPARATION AND RELEASE AGREEMENT ("Agreement") is made as of April 1, 2003, by and between Ameritrade Holding Corporation, and its subsidiaries, affiliates, successors and assigns (collectively, the "Company") and the Executive Vincent Passione, his heirs, representatives, affiliates, successors and assigns (collectively the "Employee").

                              EXPLANATORY STATEMENT

         Employee was hired by Ameritrade Holding Corporation ("Holding"), the terms of which were set out in a certain employment agreement between Ameritrade Holding Corporation and the Executive with an effective date of February 1, 2002 ("AHC Agreement"). The parties mutually decided that it is in their best interests for the Employee to resign and to enter into this Agreement to provide to the terms of such resignation. Moreover, the parties have voluntarily reached a full and final resolution of all matters arising from, or related to, Employee's employment with the Company.

         NOW, THEREFORE, in consideration of the covenants undertaken in this Agreement by each of the parties, including the release contained herein, the parties agree as follows:

1. Termination. Employee agrees to resign effective as of April 1, 2003 ("Effective Date"). As of the Effective Date, Employee will relinquish his position as President, Institutional Client Division and as an employee and officer of the Company and to the extent he holds any such position, as an employee and officer of each of the subsidiaries of Holding. Employee has delivered herewith to the Company a resignation letter attached as Exhibit A (the "Resignation Letter") and will execute and deliver to the Company any other documents as reasonably requested by the Company to properly reflect such resignation. From and after the Effective Date, Employee will no longer be authorized to act on behalf of the Company or to incur any expenses, obligations or liabilities on behalf of the Company.

2. Benefits. Upon Employee's execution of this Agreement and further upon the later to occur of (a) expiration of the seven (7) day revocation period explained in Section 17 below, or (b) the Effective Date ("Expiration Date") and subject to Employee's compliance with the terms of this Agreement, the Company will pay Employee:

                  a. A sum equal to Employee's current annual base salary prorated for a period of six (6) consecutive months immediately following the effective date (the "Initial Severance Term") (from which all applicable federal, state and local taxes shall be with held), such amounts to be payable pursuant to Company's regular payroll schedule. If the Employee has not accepted comparable employment upon the termination of the Initial Severance Term, then the Company will pay the Employee an additional sum equal to Employee's current annual base salary prorated for a period of three (3) consecutive months immediately following the expiration of the Initial Severance Term (the "Extended Severance Term") payable pursuant to the Company's regular payroll schedule; and

                  b. An amount equal to $350,000, from which all applicable federal, state and local taxes shall be withheld, representing Employee's full Target Bonus (as defined in the AHC Agreement) (target = 100% of base salary) for fiscal year 2003, such amount to be payable as soon as practicable following the close of the Company's fiscal year, at the same time it would have been paid if the Employee's employment would have continued, but not later than November 1, 2003. Employee's accrued but unused PTO, if any, shall be paid at the same time as the bonus.

                  c. With respect to Employee's deferred compensation, the Employee previously elected to receive his payments of his October 12, 2001 deferral in a single sum as soon as practicable following termination. With respect to Employee's deferral dated September 27, 2001 which was previously payable in five (5) annual installments post termination, Employee has



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                           requested, and the company has agreed, that such
                           deferral will be paid in a lump sum as soon as practical following employee's termination but not later than May 31, 2003. Any applicable income tax shall be withheld from these payments.


3. COBRA. Effective on May 1, 2003, Employee may elect to receive COBRA benefits. If so elected by the Employee, The Company will pay any COBRA premiums, in their entirety, for a period of six (6) months during the Initial Severance Term. If Employee has not accepted employment upon the termination of the Initial Severance Term, then the Company will pay any COBRA premiums, in their entirety, during the Extended Severance Term. After that period, the Employee may continue participation in the COBRA benefits, for the period eligible, and will be charged the full COBRA premium cost which is the regular associate contribution plus the contribution normally paid by the Company plus a 2% administrative fee. If Holding changes its plan during such period, Employee will remain entitled to participate in such new plan, subject to the terms of the new plan and the payment of the appropriate COBRA premiums for such coverage.

4. Other Payments, Benefits and 401(k). Except as provided for above, and Employee's vested rights, if any, in the Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan (the "401(k) Plan"), as defined in the 401(k) Plan document, Employee will not be entitled to any other or further compensation, remuneration, payments or benefits of any kind, including but not limited to paid time off hours, 401(k) Plan company contributions, life, disability and dental insurance, and other salary continuation benefits.

5. Equipment. Employee may retain his cellular phone. The cost of service on the cellular phone shall be transferred to Employee upon the Effective Date. Employee agrees to purchase his laptop computer from the Company for a cost of $750 to be deducted from his next paycheck following the Effective Date. The laptop computer shall be inspected by the Company and any Company software or hard drive information shall be removed by the Company.

6. Outplacement Services. The Company shall pay costs for outplacement services provided by HQ Global Workplaces, Inc. (the "Outplacement Services") during the Initial Severance Term, at a cost of approximately $1200 per month, plus sundry expenses, if any. If Employee has not accepted employment upon the termination of the Initial Severance Term, then the Company will pay for the costs of continuing HQ Global Workplaces, Inc. Outplacement Services during the Extended Severance Term.

7. Non Compete and Confidentiality. Employee expressly acknowledges and confirms his obligations to comply with the following provisions of the AHC Agreement (a)
Section 4, entitled Non-Competition, Non-Solicitation and Non-Hire Provisions,
(b) Section 5, entitled Confidential Information and Intellectual Property, and
(c) Section 9 entitled Effect of Non-Competition, Non-Solicitation, Non-Hire or Confidentiality and Intellectual Property Provisions, all of which survive the cessation of Employee's employment and termination of the AHC Agreement. Copies of such provisions are attached hereto as Exhibit B and made a part of this Agreement. Notwithstanding anything to the contrary in this Section 7 or in the AHC Agreement, Employee's obligations to comply with Section 4 of the AHC Agreement shall continue for the Initial Severance Term and the Extended Severance Term, as applicable, only, and employee will not be required to comply with Section 4 of the AHC agreement after the expiration of the initial severance term and the extended severance term, if applicable. Employee's signature on this Agreement shall serve as a representation and warranty that Employee has complied with the terms of the AHC Agreement requiring Employee to return any originals or copies of Company materials as described therein.

8. Release. Employee fully and completely releases and will not sue, directly or indirectly, Ameritrade Holding Corporation, its affiliates, subsidiaries, divisions, and related entities and their respective officers, directors, employees, agents, predecessors, successors and assigns (collectively, "the Released Parties") from and concerning any and all liability, claims, causes of action, demands, obligations, attorneys fees, actions, and damages of any kind whatsoever, whether known or unknown, contingent or noncontingent, that you may now or in the future have against the Released Parties which arose on or before the date that Employee signs this Agreement. These released claims include, but are not limited to, employment discrimination actions under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act ("ADEA"), the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Equal Employment Opportunity Act of 1972, the National Labor Relations


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Act as amended, the Employee Retirement Income Security Act of 1974 as amended
("ERISA"), the Worker Adjustment and Retraining Notification Act of 1988, the Family and Medical Leave Act, 42 U.S.C. 1981, and any other federal, state or local human rights, civil rights, labor, employment, contract, tort or other laws, based on Employee's employment with or termination by the Company, or any other relationship with the Released Parties; except that this release shall not affect any of the Company's obligations to Employee under this Agreement or the Stock Option Agreement (as hereafter defined). This release is not intended to waive any rights or claims of Employees that may arise after the date Employee signs this Agreement. Employee will indemnify, defend and hold the Released Parties harmless from any damages, including without limitation, attorney fees if they are sued by Employee or Employee's assignee, with respect to any of the claims released in this section.

9. Non-Compliance and Disparagement. Employee's receipt of the severance benefits detailed in Sections 2, 3, 4, 5, and 6 of this Agreement ("Severance Benefits") is conditioned upon Employee's compliance with the provisions of this Agreement, including the provisions incorporated or surviving from the AHC Agreement and the Option Agreement described below. Each of these provisions is material, and if any are violated, the Company may withhold and/or recover any of the Severance Benefits paid or agreed to be paid to Employee, without waiving its right to pursue any other available legal or equitable remedies, and Employee's entitlement to Severance Benefits shall immediately cease and be forfeited. Employee and Company mutually agree not to make any comments or statements to the press, employees of the Company, any individual or entity with whom the Company or Employee has a business relationship or any other person if such comment or statement could be likely to adversely affect the conduct of the business of the Company or Employee, or any of its plans or prospects or the business reputation of the Company or Employee.

10. Assignment of Claims. In consideration of the payments and benefits to Employee in paragraph 2 herein, and Employee's execution of this Agreement, and as an express condition of this Agreement, Employee hereby represents and warrants that, up through the date on which this Agreement is executed by the parties, he has not assigned or transferred, and he will not after such date assign or transfer, (a) any claims against the Company, (b) any rights that he may have had to assert compulsory or permissive counterclaims against the Company, or (c) any rights that he has or may have to aforesaid payments and benefits.

11. Transition and Cooperation. The Employee agrees to use reasonable efforts to cooperate with the Company, for whatever period of time the Company deems reasonably necessary, to ensure a smooth transition of his duties, provided that such cooperation does not unduly interfere or conflict with his duties as an employee of any entity other than the Company and does not require Employee to incur any out of pocket cost or expense. Additionally, Employee agrees to cooperate fully with the Company in any matters that have or may result in a legal claim against the Company, and of which Employee may have knowledge as a result of Employee's employment with the Company. This requires Employee, without limitation, to (1) make himself available upon reasonable request to provide information and assistance to the Company on such matters without additional compensation, except for out-of-pocket costs, and (2) notify the Company promptly of any requests to Employee for information related to any pending or potential legal claim or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting the representative of the Company to be present during any communication of such information.

12. Adequate Consideration. Employee expressly acknowledges that he has received adequate consideration in exchange for the release given in this Agreement and the other obligations contained herein, and covenants that he will not in any way seek to challenge this Agreement on the grounds of lack of consideration.

13. Stock Options. For purposes of this Section 13, the non-qualified stock option agreements between Employee and the Company (the "Stock Option Agreements") and the Company's Long Term Incentive Plan, (as amended), (the "Plan") only, Employee's separation from the Company shall be deemed to be a Voluntary Resignation with Good Reason under the Stock Option Agreements. Employee expressly acknowledges that he has vested and exercisable stock options for 350,000 shares of stock of the Company with a strike price of $6.72 per share (the "June Grant") and vested and exercisable stock options for 23,572 shares of stock of the Company with a strike price of $4.54 cents per share (the "October Grant") pursuant to the Stock Option Agreements and the Plan. To the extent not already vested, these options shall vest immediately upon the Effective Date. The June Grant shall expire, if not previously exercised, upon the last day of the thirtieth (30th) month following the Effective Date, and the October Grant shall expire, if not previously exercised, on the last day of the twenty-fourth (24th) month following the Effective Date. The provisions of this
Section 13 shall be applicable notwithstanding any provisions


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of the Stock Option Agreements or the Plan which may be contrary to, or inconsistent with, the provisions of this Section 13. The provisions of this
Section 13 supersede any such contrary or inconsistent provisions in the Stock Option Agreements or the Plan. All other provisions of the Stock Option Agreements shall remain unchanged and the Stock Option Agreements, as amended hereby, will remain in full force and effect. Other than those set forth in the Stock Option Agreements and this Section 13, Employee has no rights or entitlements whatsoever to any stock options or stock option grants from the Company. The Company represents and warrants that this Agreement including, but not limited to, the provisions of this Section 13, and the Stock Option Agreements have been duly authorized by all necessary corporate action on the part of the Company including, but not limited to, all necessary action on the part of the Committee (as defined in the Plan), and this Agreement, including the provisions of this Section 13, and the Stock Option Agreements constitute the legal, valid and binding obligations of the Company enforceable against the Company in according with their respective terms. The Company further represents and warrants that this Agreement, including the provisions of this Section 13, does not conflict with, or result in a violation of, any term or condition of the Plan.

14. Successors. This Agreement shall be binding upon and shall inure to the benefit of all parties hereto, and their respective heirs, assigns, administrators, executors and legal representatives, related and affiliated entities, and successors and assigns, as the case may be.

15. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable in whole or in part, and such determination shall become final, such provision shall be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement, as amended, will be enforced so as to give effect to the intention of the parties insofar as that is possible; provided that if Sections 7 or 8 are found to be unenforceable then (a) this entire Agreement will be null and void at Holding's option and (b) Employee agrees to return all Severance Benefits to the Company. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement as modified.

16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nebraska, without regard to the conflict of law provisions of any state or jurisdiction.


17. Acknowledgement. Employee acknowledges that he has carefully read and fully understands the terms and provisions of this Agreement; that he is legally competent, and capable of signing this agreement; that he has been advised of his right to consult with an attorney prior to signing this Agreement; and that sufficient opportunity had been made available to him to consult with an attorney to consider the terms of this Agreement and that he has availed himself of that right. Employee acknowledges that he was given forty-five (45) days from the date of presentment of this Agreement to decide whether or not to enter into this Agreement and to waive his right to sue under the Age Discrimination in Employment Act. Employee further acknowledges that he has not relied upon any oral representation or statement by the Company or its representation or statement by the Company or its representatives, which is not set forth in this Agreement. Employee shall have the right to revoke this Agreement at any time up to seven (7) days following his execution of the Agreement. This Agreement shall not be enforceable or effective until after the seven-day revocation period has expired.

 18. Entire Agreement. This Agreement, the Stock Option Agreements (as amended hereby) and the surviving provisions of the AHC Agreement (4,5,8,9,12,13,15(g)) constitute the entire understanding of the parties, supersedes all prior oral or written agreements, and cannot be modified in nor any of its conditions waived, except by a writing signed by both parties. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement and any of the agreements and provisions referred to above. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.



IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.


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                                            AMERITRADE HOLDING CORPORATION


                                            By:    /s/ Kurt D. Halvorson
                                                   ----------------------------
                                            Name:  Kurt D. Halvorson
Date:  April 7, 2003                        Title: Executive Vice President,
      --------------                               Chief Administrative Officer



                                            /s/ Vincent Passione
Date:  April 1, 2003                        -----------------------------------
      --------------                        Vincent Passione


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